DR. RICHARD F. HEWLETT

CONSENT OF GEOLOGICAL CONSULTANT

I hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of my findings included in my reports relating to the Clarkdale Slag Project (the “Reports”).  I concur with the discussion and summary of my Reports as they appear in the Registration Statement and consent to my being named as an expert therein.

By:	/s/ Richard F. Hewlett
Dr. Richard F. Hewlett

Dated: September 2, 2009